Exhibit 99.1

Contact:
Jody Cain
LHA Investor Relations
310-691-7100
jcain@lhai.com

PDL BioPharma Announces Sale of Kybella®, Zalviso® and Coflex® Royalties
to SWK Holdings Corporation

INCLINE VILLAGE, Nev. (August 31, 2020) - PDL BioPharma, Inc. (“PDL” or the “Company”) (Nasdaq: PDLI) announces the signing and closing of a definitive agreement for the sale of three royalty interests for Kybella®, Zalviso®, and Coflex® (collectively the “Royalties”) to SWK Funding, LLC (“SWK”), a wholly owned subsidiary of SWK Holdings Corporation (Nasdaq: SWKH), in exchange for PDL to receive $4.35 million in cash.

“The sale of these Royalties to SWK represents another step in the execution of our monetization strategy,” commented PDL’s President and CEO Dominique Monnet. “This transaction is expected to generate meaningful benefits for our stockholders as we move toward liquidation and dissolution.”

In addition to the cash proceeds from the sale to SWK, PDL believes that this transaction may qualify for Federal tax benefits under the CARES Act. In connection with its monetization process, PDL expects to execute transactions in 2020 that may result in the recognition of ordinary tax losses that, under the CARES Act, could be applied to prior tax years in which PDL was a substantial tax payor. At this time, however, there can be no assurance that such tax benefits will be realized.

BofA Securities, Inc. acted as sole structuring advisor to PDL for the transaction. BofA Securities, Inc. will continue the sale process for the Company’s royalty interests in Glumetza®, Jentadueto® XR, Invokamet® XR, and Synjardy® XR (collectively “the Assertio Royalties”) and the remaining royalty interest in Cerdelga®.

About SWK Holdings Corporation
SWK Holdings Corporation (“SWK Holdings”) is a specialized finance company with a focus on the global healthcare sector. SWK Holdings partners with ethical product marketers and royalty holders to provide flexible financing solutions at an attractive cost of capital to create long-term value for both SWK Holdings’ business partners and its investors. SWK Holdings believes its financing structures achieve an optimal partnership for companies, institutions and inventors seeking capital for expansion or capital and estate planning by allowing its partners to monetize future cash flow with minimal dilution to their equity stakes. SWK Holdings also owns Enteris Biopharma, whose core Peptelligence™ drug delivery technology creates oral formulations of peptide-based and BCS class II, III, and IV small molecules. With Enteris, SWK Holdings has the opportunity to grow its specialty finance business by actively building a wholly owned portfolio of milestones and royalties through licensing activities. Additional information on the life science finance market is available on SWK Holdings’ website at www.swkhold.com.

About PDL BioPharma, Inc.
Throughout its history, PDL’s mission has been to improve the lives of patients by aiding in the successful development of innovative therapeutics and healthcare technologies. PDL BioPharma was founded in 1986 as Protein Design Labs, Inc. when it pioneered the humanization of monoclonal antibodies, enabling the discovery of a new generation of targeted treatments that have had a profound impact on patients living with different cancers as well as a variety of other debilitating diseases. In 2006, the Company changed its name to PDL BioPharma, Inc.

As of December 2019, PDL ceased making additional strategic transactions and investments and is pursuing a formal process to unlock the value of its portfolio by monetizing its assets and ultimately distributing net proceeds to stockholders in the form of cash or equity.

For more information please visit https://www.pdl.com/

NOTE: PDL, PDL BioPharma, the PDL logo and associated logos and the PDL BioPharma logo are trademarks or registered trademarks of, and are proprietary to, PDL BioPharma, Inc. which reserves all rights therein.

Forward-looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including as it relates to the Company’s proposed plan of complete liquidation, proposed dissolution or transactions thereunder. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from those, express or implied, in these forward-looking statements. Important factors that could impair the value of the Company’s assets and business, including the implementation or success of the Company’s monetization strategy/plan of complete liquidation and proposed dissolution, are disclosed in the risk factors contained in the Company’s Annual Report on Form 10-K filed with the SEC on March 11, 2020 and Quarterly Reports on Form 10-Q, filed with the SEC on May 11, 2020 and August 20, 2020, and subsequent filings. All forward-looking statements are expressly qualified in their entirety by such factors. The Company does not undertake any duty to update any forward-looking statement except as required by law.

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